SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report
(Date of earliest event reported) September 16, 2003

U.S. WIRELESS DATA, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	0-22848	84-1178691
(State or Other Jurisdiction of Incorporation	(Commission File Number)	(I.R.S. Employer Identification No.)

750 Lexington Avenue, New York, New York 10022
(Address of principal executive offices including zip code)

Registrant’s telephone number, including area code:
(212) 750-7766

ITEM 5. OTHER EVENTS.

In August 2003, we signed term sheets with Brascan Financial Corporation, a subsidiary of Toronto, Canada-based Brascan Corporation (“Brascan”), contemplating the agreement by Brascan, subject to a number of conditions, to arrange for the purchase of $12.5 million of a newly issued Series D Preferred Stock representing at least 60% of our equity. The term sheets also contemplate our entering into a strategic alliance with MIST Inc., Brascan’s subsidiary, and a provider of card issuance and payment processing products and gateway services to banks, non-bank card issuers and the payment processing industry. The term sheets also contemplate that Brascan would extend us a loan to allow us to continue operations while we negotiated a definitive Series D Preferred Stock purchase agreement and to satisfy the anticipated closing conditions. In addition, the term sheets contained provisions with respect to break-up fees, non-solicitation and other miscellaneous matters.

On September 16, 2003, we entered into a Term Loan and Security Agreement with Brascan, pursuant to which Brascan agreed to lend us up to $2.75 million, at an interest rate of 7.5% per annum payable monthly, with cash payments commencing March 28, 2004. The loan is secured by a general security interest over all of our assets and the principal amount of the loan plus any accrued and unpaid interest is due March 16, 2005. A portion of the funds will be used to repay a 10% bridge demand loan in the principal amount of $300,000 previously made to us on August 28, 2003 by Brascan, which was necessary in order to enable us to continue our operations. The remaining amount of the loan is intended to provide us with the working capital necessary to allow us to continue operations and is expected to last us until December 2003, although if we default, the loan can be accelerated. In connection with the loan, Brascan received a warrant for 10 million shares of common stock at $.15 per share, exercisable only if the Series D financing is not consummated by December 31, 2003 or if the Company were to be acquired or were to sell substantially all of its assets. If the warrant becomes exercisable, it will expire on September 16, 2008. Brascan will have certain demand and piggyback registration rights as to the shares of common stock underlying the warrant. The warrant was issued pursuant to certain exceptions from the full ratchet anti-dilution provisions of the Series C Convertible Preferred Stock and Series C Warrants and therefore, we believe the issuance of the warrant will not trigger such anti-dilution provisions.

The equity financing contemplated by the term sheets would involve the issuance to Brascan or its affiliates of shares of a newly issued Series D convertible preferred stock for $12.5 million. The proceeds from the contemplated financing will be used to repay the $2,750,000 bridge loan and for general working capital purposes. It is anticipated that the Series D preferred stock will be convertible at any time at Brascan’s option into at least 60% of the shares of our common stock, on a fully diluted basis. Accordingly, upon closing of the contemplated financing, and pursuant to the terms and conditions of definitive financing documentation, Brascan or its designee will become our majority stockholder. Further public filings and announcements will occur upon execution of definitive agreements for the contemplated financing or if the financing negotiations are terminated. It is anticipated that the terms and provisions of the contemplated financing will have a substantial dilutive effect on the ownership interests of our existing stockholders.

There can be no guarantees or assurances that the contemplated financing will be completed on the terms contemplated by the term sheets or at all. The contemplated financing is subject to a number of conditions, including, but not limited to, the execution of definitive financing documentation and the successful completion of a reorganization of our capital structure, which will include the restructuring of our currently issued and outstanding Series C Convertible Preferred Stock and Series C Warrants.

A copy of the Term Loan and Security Agreement is included herein as Exhibit 10.1.

A copy of the press release announcing the transaction is included herein as Exhibit 99.1.

ITEM 7. FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS.

     (c) Exhibits.

10.1	Term Loan and Security Agreement, dated September 16, 2003, between the Registrant and Brascan Financial Corporation.

10.2	Warrant Certificate, dated September 16, 2003, between the Registrant and Brascan Financial Corporation.

10.3	Term Note made by the Registrant, dated September 16, 2003.

10.4	Registration Rights Agreement, dated September 16, 2003, between the Registrant and Brascan Financial Corporation.

10.5	Trade Name Letter, dated September 16, 2003, between the Registrant and Brascan Financial Corporation.

10.6	Copyright Security Agreement, dated September 16, 2003, between the Registrant and Brascan Financial Corporation.

10.7	Trademark Security Agreement, dated September 16, 2003, between the Registrant and Brascan Financial Corporation.

10.8	Patent Security Agreement, dated September 16, 2003, between the Registrant and Brascan Financial Corporation.

99.1	Press Release dated September 16, 2003.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                                                             U.S. WIRELESS DATA, INC.

Dated:        September 16, 2003                        By: /s/ Dean M. Leavitt
                                                                                  Name: Dean M. Leavitt
                                                                                  Title: Chairman and Chief Executive Officer

EXHIBIT INDEX

Exhibit Number	Description

10.1	Term Loan and Security Agreement, dated September 16, 2003, between the Registrant and Brascan Financial Corporation.

10.2	Warrant Certificate, dated September 16, 2003, between the Registrant and Brascan Financial Corporation.

10.3	Term Note made by the Registrant, dated September 16, 2003.

10.4	Registration Rights Agreement, dated September 16, 2003, between the Registrant and Brascan Financial Corporation.

10.5	Trade Name Letter, dated September 16, 2003, between the Registrant and Brascan Financial Corporation.

10.6	Copyright Security Agreement, dated September 16, 2003, between the Registrant and Brascan Financial Corporation.

10.7	Trademark Security Agreement, dated September 16, 2003, between the Registrant and Brascan Financial Corporation.

10.8	Patent Security Agreement, dated September 16, 2003, between the Registrant and Brascan Financial Corporation.

99.1	Press Release dated September 16, 2003.